Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments by Antonio Carrillo
Senior Vice President and Group President
Energy Equipment Group
February 16, 2012

Thank you Steve, and good morning!

Since our last conference call, progress has been made towards resolving a number of challenges facing our wind tower business. We will provide only a small level of color about this business today due to pending litigation and contractual disputes that are still in the process of being resolved.

You will recall that to accommodate a customer, we transitioned last May from manufacturing 80-meter towers to manufacturing 100-meter towers. Since then, we have encountered a variety of issues related to this transition. During the 4th quarter, we made progress working through a number of these issues. One of our priorities has been to enhance our manufacturing flexibility so we can respond efficiently to customer needs. We’ve made significant progress in this area and are currently in the process of transitioning back to 80-meter towers at some of our facilities under the terms of our original contracts.

In respect to contractual issues, we expect customers that have placed orders with us to fulfill their commitments. To the extent that customers require contractual modifications, and we can identify terms that are mutually acceptable to both parties, we will work towards a resolution. We are currently in the middle of discussions with customers about contract modifications. These discussions are moving slowly due to the complexity of the issues involved.

You may be aware that Trinity Structural Towers has joined a group of other U.S. wind tower manufacturers in a trade case against wind tower imports from China and Vietnam. For the past few years, U.S. wind tower manufacturers have seen what we believe are unfair pricing practices on the part of wind tower manufacturers in these countries. Last week, the International Trade Commission unanimously decided that there is enough evidence to support an investigation. We are closely monitoring developments in this case.

With respect to the other business lines within the Energy Equipment Group, I am pleased with the solid revenue increases we experienced throughout the year. Our businesses clearly demonstrated their ability to react to specialized demand to take advantage of growth opportunities.

I will now turn it over to Bill.